Exhibit 99D(5)

AMENDMENT No. 1

to

SUBADVISORY AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Subadvisory Agreement, dated as of December 19, 2016 (the “Agreement”), between Brown Brothers Harriman & Co. through its Separately Identifiable Department known as the “BBH Mutual Fund Advisory Department” (hereafter the “Adviser”) and Select Equity Group, L.P. (the “Sub-Adviser”) with respect to the BBH International Equity Fund (the “Fund”), a series of the BBH Trust, is made and entered into between the Adviser and the Sub-Adviser as of February 23, 2017. Except as set forth in this Amendment, capitalized terms will have the definitions assigned to them in the Agreement.

WHEREAS, on February 24, 2017 (the “Effective Date”), the name of the Fund will be changed from “BBH International Equity Fund” to “BBH Partner Fund – International Equity” (the “Fund Name Change”) pursuant to the approval of the Board of Trustees of the BBH Trust; and

WHEREAS, in connection with the Fund Name Change, the parties hereto wish to amend the Agreement as provided herein; and

NOW, THEREFORE, in consideration of the premises contained herein and each party intending to be legally bound, in accordance with Section 14 of the Agreement, the Adviser and the Sub-Adviser hereto agree as follows:

1.	On the Effective Date, any and all references to “BBH International Equity Fund” in the Agreement are hereby changed to “BBH Partner Fund – International Equity”.

2.	On the Effective Date, any reference to “BBH International Equity Fund (Cayman)” in Exhibit A of the Agreement is hereby changed to “BBH Partner Fund – International Equity (Cayman)”.

3.	Except as set forth herein, the Agreement shall remain in full force and effect.

4.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

5.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.

SELECT EQUITY GROUP, L.P.	BROWN BROTHERS HARRIMAN & CO.
Through its Separately Identifiable Department

/s/ David Conover	/s/ Daniel J. Greifenkamp
Name: David Conover	Name: Daniel J. Greifenkamp
Title: Chief Financial Officer	Title: Managing Director